FOR IMMEDIATE RELEASE:         October 27, 2003
                     Contact:  Rosemarie Faccone or
                               Susan Jordan
                               732-577-9997


           MONMOUTH CAPITAL CORPORATION ANNOUNCES
     PRIVATE PLACEMENT OF $5,370,000 OF 8% SUBORDINATED
               CONVERTIBLE DEBENTURES DUE 2013


      FREEHOLD, NJ, October 27, 2003...Eugene W. Landy, President of Monmouth Capital Corporation (NASDAQ Small Cap:
MONM) today announced the private placement of $5,370,000 of 8% Subordinated Convertible Debentures due 2013. Dominick and Dominick, a New York Investment Banking Firm acted as the placement agent, and the New York law firm of Thacher Proffitt & Wood acted as counsel for Monmouth Capital Corporation.

     The Company was formed in 1961. In 2001, it elected to operate as a real estate investment trust (REIT). Monmouth Capital Corporation intends to use the funds raised through this Private Placement to invest in real estate properties. Management of Monmouth Capital Corporation is also involved in the operation of two other publicly-owned REITs - United Mobile Homes, Inc. (AMEX:UMH) which specializes in the ownership and operation of manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) which specializes in industrial properties leased to investment grade tenants on long-term net leases. Monmouth Capital Corporation will be a non-specialized REIT.

      Eugene W. Landy stated that there were operating efficiencies and enhanced ability to employ capital in operating three separate REITs. "There are many investment opportunities that come to our attention that do not meet the specialized criteria of either United Mobile Homes, Inc. or Monmouth Real Estate Investment Corporation. We view Monmouth Capital Corporation as an opportunistic real estate investor employing capital in any real estate situation that management believes will be profitable in the long term."

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